Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Agreement”) is entered into effective as of the 27th day of June, 2012, by and among GLOBAL INCOME, LP, a Delaware limited partnership (formerly known as Macquarie CNL Income, LP) (the “Borrower”), GLOBAL INCOME TRUST, INC., a Delaware corporation (formerly known as Macquarie CNL Global Income Trust, Inc.) (the “REIT”) and IN-104 AUSTIN, LLC, a Delaware limited liability company (collectively with the REIT, the “Loan Parties”) and JPMORGAN CHASE BANK, N.A., a national banking association (the “Lender”).

R E C I T A L S:

A. Reference is hereby made to that certain Credit Agreement dated March 24, 2011, executed by and among the Borrower, the REIT and the Lender as amended by that certain First Amendment to Credit Agreement dated October 21, 2011, executed by and among the Borrower, the Loan Parties and the Lender (as amended, the “Credit Agreement”). All capitalized terms used, but not otherwise specifically defined herein, shall have the meaning given to such terms in the Credit Agreement.

B. The Borrower, the Loan Parties and the Lender have agreed to further amend the Credit Agreement in certain all as hereinafter more fully set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Borrower and the Lender hereby agree as follows:

2. Amendments to Credit Agreement. The Credit Agreement shall be amended as follows:

(a) Subparagraph (g) in the definition of Borrowing Base Property in the Credit Agreement is hereby amended and restated to be and read as follows:

“(g) with respect to which the Borrower has delivered the Borrowing Base Deliverables and has obtained the written approval of the Lender which approval shall be granted or denied in the Lender’s sole and absolute discretion.”

(b) The definition of “Change in Law” in the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, by any applicable lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and the Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.”

(c) There is hereby added to the Credit Agreement a new definition of “Connection Income Taxes” which shall be and read as follows:

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.”

(d) The definition of “Excluded Taxes” in the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder (“Recipient”) or required to be withheld or deducted from a payment to the Lender or any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender or any Recipient being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of the Lender or any Recipient with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Revolving Commitment or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient acquired the applicable interest in a Loan or Revolving Commitment or to such Recipient immediately before it changed its lending office, and (c) any U.S. Federal withholding Taxes imposed under FATCA.”

(e) There is hereby added to the Credit Agreement a new definition of “FATCA” which shall be and read as follows:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.”

(f) The definition of “Indemnified Taxes” in the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.”

(g) There is hereby added to the Credit Agreement a new definition of “Other Connection Taxes” which shall be and read as follows:

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).”

(h) The definition of “Other Taxes” in the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.”

(i) The definition of “Revolving Commitment” in the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder. The initial amount of the Lender’s Revolving Commitment is $35,000,000.00; provided, however, effective June 1, 2012, the Lender’s Revolving Commitment shall be reduced to $25,000,000.00; provided, further however, if no Default or Event of Default has occurred and is continuing, at any time prior to December 31, 2012, the Borrower shall have a one time right to request that the Lender increase the Revolving Commitment up to a total of $50,000,000.00 in accordance with and subject to the conditions specified in Section 2.20.”

(j) The definition of “Taxes” in the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.”

(k) On and after the effective date of this Agreement, the Borrower shall no longer have the right to request Borrowings with respect to the Tranche 2 Line Availability and the definitions of and all references to the Tranche 2 Line Availability or to the Tranche 2 Interest Rate are hereby deleted from the Credit Agreement.

(l) Section 2.14(a) of the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Section 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender or such other Recipient of making or maintaining any Eurodollar Borrowing or CBFR Borrowing (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender or any Recipient, then the Borrower will pay to the Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate the Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.”

(m) Section 2.16 of the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“Section 2.16. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower and the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower and such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d) Indemnification by the Borrower. The Borrower and the Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such

Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment by the Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.”

(n) Section 2.20(a) of the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“(a) Notice of Request for the Lender’s Approval of Increase. Provided no Default or Event of Default has occurred and is continuing, upon written notice to the Lender, the Borrower may, at any time, on a one-time basis prior to December 31, 2012, request that the Lender underwrite and seek appropriate internal approvals of an increase in the Revolving Commitment to $50,000,000.00. The Lender shall have fifteen (15) Business Days after the date of delivery of such notice to the Lender to advise the Borrower of the Lender’s approval or disapproval of the increase request which decision shall be made in the Lender’s sole and absolute discretion. If the Lender does not respond to the Borrower prior to the expiration of such fifteen (15) Business Day period, the Lender shall be deemed to have disapproved the Borrower’s increase request.”

(o) Section 2.20(c)(vi) of the Credit Agreement is hereby amended and restated in its entirety to be and read:

“(vi) The Borrower shall have paid to the Lender an additional up front Loan origination fee in an amount determined by the Lender at the time of the Lender’s approval, if any, of the increase in the Revolving Commitment.”

(p) Section 6.13(b) of the Credit Agreement is hereby amended and restated in entirety to be and read as follows:

“(b) Fixed Charge Coverage Ratio. The REIT will not permit the Fixed Charge Coverage Ratio, determined for any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio

Effective Date up to 1st Anniversary of Effective Date	Allowed to be less than 1.50

Commencing the first calendar quarter ending after the 1st Anniversary of Effective Date	no less than 1.05 calculated on trailing 3 month basis

Commencing the second calendar quarter ending after the 1st Anniversary of Effective Date	no less than 1.15 calculated on trailing 6 month basis

Commencing the third calendar quarter ending after the 1st Anniversary of Effective Date	no less than 1.25 calculated on trailing 9 month basis

Commencing the fourth calendar quarter ending after the 1st Anniversary of Effective Date and for all future periods	no less than 1.35 calculated on trailing 12 month basis”

(q) Section 6.13(c) is hereby amended and restated to be and read:

“(c) Leverage Ratio. The REIT will not permit the Leverage Ratio, determined for any period, to be more than seventy percent (70%).”

(r) Section 6.13(d) is hereby amended and restated to be and read:

“(d) Minimum Liquidity Requirement. The REIT shall maintain unencumbered liquidity in an amount which is not less than $1,500,000.00 increasing on and after March 31, 2013 to $2,500,000.00.”

(s) There is hereby added to the Credit Agreement a new Section 6.13(h) which shall be and read as follows:

“(h) Minimum Net Equity Raise. Commencing with the quarter ending on June 30, 2012, and continuing each calendar quarter thereafter, the REIT shall raise not less than $6,000,000.00 of “net equity” per quarter. [For purposes hereof, “net equity” shall mean gross offering proceeds excluding proceeds of shares sold under the DRP Program and net of stock issuance costs not to exceed fifteen percent (15%).]”

(t) Section 8.19 of the Credit Agreement is hereby amended and restated in its entirety to be and read as follows:

“SECTION 8.19. Conditions to Extension Option. The obligation of the Lender to extend the Maturity Date to the Extended Maturity Date under Section 8.18 is further conditioned upon the Lender in its sole and absolute discretion approving in writing the Borrower’s extension request and, after the Lender’s approval, if any, is provided the receipt by the Lender of the following evidence, instruments and documents:

(a) The Renewal and Extension Agreement completed in accordance with this Agreement and duly executed by the Loan Parties;

(b) An endorsement to each Mortgage Policy issued to the effect that each Mortgage Policy shall remain in full force and effect and unimpaired, notwithstanding the modifications contained in the Renewal and Extension Agreement;

(c) A letter agreement from each Loan Guarantor confirming and reaffirming that the Loan Guaranty remains in full force and effect, and that payment of the Note, as renewed and extended, is guaranteed by the Loan Guaranty and that the Lender is entitled to any and all benefits accruing to it pursuant to the Loan Guaranty;

(d) A letter agreement from the REIT, the Borrower, each Loan Guarantor and the other Loan Parties confirming and reaffirming that the representations and warranties contained in the Loan Documents;

(e) The Borrowing Base, as reasonably determined by Lender, is in compliance with this Agreement;

(f) Appraisals of all Borrowing Base Properties, satisfactory to Lender in Lender’s sole discretion, dated within six (6) months of the Maturity Date; and

(g) Such other documents, instruments and items as the Lender shall reasonably require.”

3. Usury. No provisions of this Agreement or the Loan Documents shall require the payment or permit the collection, application or receipt of interest in excess of the maximum permitted by applicable state or federal law. If any excess of interest in such respect is herein or in any such other instrument provided for, or shall be adjudicated to be so provided for herein or in any such instrument, the provisions of this paragraph shall govern, and neither the Borrower, the Loan Parties nor any endorsers of the Note nor their respective successors, assigns or personal representatives shall be obligated to pay the amount of such interest to the extent it is in excess of the amount permitted by applicable law. It is expressly stipulated and agreed to be the intent of the Borrower, the Loan Parties and the Lender to at all times comply with the usury and other laws relating to the Loan Documents and any subsequent revisions, repeals or judicial interpretations thereof, to the extent applicable thereto. In the event the Lender or other holder of the Note ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note and, if upon such application the principal balance of the Note is paid in full, any remaining excess shall be forthwith paid to the Borrower and the provisions of the Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum interest allowed to be charged by applicable law, the Borrower, the Loan Parties and the Lender or other holder hereof shall, to the maximum extent permitted under applicable law, amortize, prorate, allocate and spread the total amount of interest throughout the entire term of the Note so that the amount or rate of interest charged for any and all periods of time during the term of the Note is to the greatest extent possible less than the maximum amount or rate of interest allowed to be charged by law during the relevant period of time. Notwithstanding any of the foregoing, if at any time applicable laws shall be changed so as to permit a higher rate or amount of interest to be charged than that permitted prior to such change, then unless prohibited by law, references in the Note to “applicable law” for purposes of determining the maximum interest or rate of interest that can be charged shall be deemed to refer to such applicable law as so amended to allow the greater amount or rate of interest.

4. Release and Waiver of Claims. In consideration of (i) the modification of certain provisions of the Credit Documents, as herein provided, and (ii) the other benefits received by the Borrower and the Loan Parties each hereunder, the Borrower and the Loan Parties each hereby RELEASES, RELINQUISHES and forever DISCHARGES the Lender as well as its predecessors, successors, assigns, agents, officers, directors, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which the Borrower and the Loan Parties each may have against the Lender and its predecessors, successors, assigns, agents, officers, directors, employees and representatives arising out of or with respect to (a) any right or power to bring any claim against the Lender for usury or to pursue any cause of action against the Lender based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of the Lender and its predecessors, successors, assigns, agents, officers, directors, employees and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable law.

5. Reaffirmation of Representations, Etc. The Borrower and the Loan Parties each hereby reaffirms to the Lender each of the representations, warranties, covenants and agreements of the Borrower and the Loan Parties set forth in the Loan Documents.

6. Enforceable Obligations. The Borrower and the Loan Parties each hereby ratifies, affirms, reaffirms, acknowledges, confirms and agrees that the Loan Documents, as modified by this Agreement, represent valid and enforceable obligations of the Borrower and the Loan Parties, and the Borrower and the Loan Parties each further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the

Note, and the Borrower and the Loan Parties each further acknowledges and represents that no event has occurred and no condition exists which would constitute a default under the Loan Documents or this Agreement, either with or without notice or lapse of time, or both.

7. No Release of Liens. This Agreement in no way acts as a release or relinquishment of the liens, security interests and rights (the “Liens”) created or evidenced by the Credit Documents. The Liens are hereby ratified and confirmed by the Borrower and the Loan Parties each in all respects and are extended to secure (i) the principal amount of the Note, (ii) all interest, charges and other sums payable with respect thereto, and (iii) the performance of all other obligations under the Loan Documents.

8. Miscellaneous.

(a) Except as modified hereby, all other terms, conditions and provisions of the Credit Agreement and the Loan Documents shall continue in full force and effect, and the Borrower and each of the Loan Parties acknowledges and reaffirms its liability to the Lender thereunder. In the event of any inconsistency between this Agreement and the terms of the Loan Documents, this Agreement shall govern.

(b) The Borrower and each of the Loan Parties hereby agrees to pay all costs and expenses incurred by the Lender in connection with the execution and administration of this Agreement and the modification of the Loan Documents including, but not limited to, legal fees incurred by the Lender and filing fees.

(c) Any default by the Borrower or any of the Loan Parties in the performance of its respective obligations herein contained shall constitute a default under the Loan Documents and shall allow the Lender to exercise all of its remedies set forth in the Loan Documents.

(d) The Lender does not, by its execution of this Agreement, waive any rights it may have against any person not a party to this Agreement.

(e) In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) This Agreement and the Loan Documents shall be governed and construed according to the laws of the State of Florida (without regard to any conflict of laws principles) and the applicable laws of the United States.

(g) This Agreement shall be binding upon and inure to the benefit of the Lender, the Borrower, the Loan Parties and their respective successors, assigns and legal representatives.

(h) The Borrower and the Loan Parties each hereby acknowledges and agrees that it has entered into this Agreement of its own free will and accord and in accordance with its own judgment after advice of its own legal counsel, and states that it has not been induced to enter into this Agreement by any statement, act or representation of any kind or character on the part of the parties hereto, except as expressly set forth in this Agreement.

(i) This Agreement may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

[Signature Page(s) Follow]

EXECUTED as of the day and year first above written.

BORROWER:

GLOBAL INCOME, LP, a Delaware limited partnership

By:	Global Income GP, LLC,
a Delaware limited liability company
its General Partner

	By:	Global Income Trust, Inc., a Maryland corporation
its Managing Member

		By:	/s/ Steven D. Shackelford
		Name:	Steven D. Shackelford
		Title:	CFO

LOAN PARTIES:

GLOBAL INCOME TRUST, INC., a Maryland corporation

By:	/s/ Steven D. Shackelford
Name:	Steven D. Shackelford
Title:	CFO

IN-104 AUSTIN, LLC, a Delaware limited liability company

By:	/s/ Steven D. Shackelford
Name:	Steven D. Shackelford
Title:	CFO and EVP

LENDER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:	/s/ Clayton Conger
Name:	Clayton D. Conger
Title:	Authorized Officer

Signature Page to

Second Amendment to Credit Agreement